UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
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ZYMOGENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 3, 2005

Dear Shareholder:

I am pleased to invite you to the ZymoGenetics 2005 Annual Meeting of Shareholders. The meeting will be at 8:00 a.m. on Friday, June 10, 2005, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

At the meeting, you will have the opportunity to elect five directors to the ZymoGenetics Board of Directors and transact any other business properly presented at the meeting. In addition, you will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ZymoGenetics and our operations, including our audited financial statements, in the enclosed 2004 Annual Report to Shareholders.

We hope you can join us on June 10. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Bruce L.A. Carter, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

ZYMOGENETICS, INC.

1201 Eastlake Avenue East

Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, June 10, 2005

May 3, 2005

DEAR SHAREHOLDER:

On Friday, June 10, 2005, ZymoGenetics, Inc. will hold its 2005 Annual Meeting of Shareholders at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102. The Annual Meeting will begin at 8:00 a.m. Only shareholders owning common stock at the close of business on April 26, 2005 can vote at this meeting or any adjournments that may take place. At the Annual Meeting, we will ask you to:

•	elect five members of the board of directors; and

•	transact any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposal outlined in the Proxy Statement.

At the Annual Meeting, we will also report on the 2004 business results of ZymoGenetics and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing for the Proxy Statement and accompanying proxy card is May 3, 2005.

By Order of the Board of Directors,

Bruce L.A. Carter, Ph.D.

President, Chief Executive Officer and

Chairman of the Board

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests of ZymoGenetics.

ZYMOGENETICS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of ZymoGenetics, Inc. (“ZymoGenetics”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the ZymoGenetics 2005 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, June 10, 2005, at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington, at 8:00 a.m. ZymoGenetics intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about May 3, 2005.

Record Date and Outstanding Shares

Only those shareholders owning common stock of ZymoGenetics at the close of business on April 26, 2005, the record date for the Annual Meeting, may vote. As of that date, there were approximately 58 million issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to ZymoGenetics, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of ZymoGenetics in writing before the Annual Meeting;

•	delivering to the Secretary of ZymoGenetics before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of directors, the five directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. ZymoGenetics is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares.

Abstentions and broker nonvotes (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal)

will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. For the election of directors, the director nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected, and accordingly abstentions and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting.

Attendance at the Annual Meeting

If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted on a proxy card. If you own shares through a bank or brokerage account, you may attend the Annual Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned ZymoGenetics common stock as of April 26, 2005. Additionally, if you own shares through a bank or brokerage account, to vote your shares in person at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a “legal proxy.”

Solicitation of Proxies

Proxies may be solicited by certain of ZymoGenetics’ directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by ZymoGenetics. In addition, ZymoGenetics may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

ELECTION OF DIRECTORS

In accordance with the bylaws of ZymoGenetics, the Board of Directors has fixed the number of directors constituting the Board at nine. The Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the 2005 Annual Meeting, three directors will be elected to hold office until the 2008 Annual Meeting of Shareholders; one director will be elected to hold office until the 2007 Annual Meeting of Shareholders; and one director will be elected to hold office until the 2006 Annual Meeting of Shareholders, or, in each case, until their respective successors are elected and qualified.

The Board of Directors has nominated Jonathan S. Leff, George B. Rathmann, Ph.D. and Lars Rebien Sørensen as nominees for election to the Board to hold office until the 2008 Annual Meeting of Shareholders. In addition, the Board has nominated James A. Harper, who was appointed to the Board in July 2004, as nominee for election to the Board to hold office until the 2007 Annual Meeting of Shareholders, and David H. MacCallum, who was appointed to the Board in April 2005, as nominee for election to the Board to hold office until the 2006 Annual Meeting of Shareholders. Unless otherwise instructed, persons named in the accompanying proxy card will vote for these nominees. Although ZymoGenetics anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees to the class of directors whose term will expire at the 2008 annual meeting

Jonathan S. Leff, age 36, has served as one of our directors since November 2000. Since January 2000, Mr. Leff has served as a General Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director of Warburg Pincus LLC, a private equity investment firm. From January 1999 to December 1999, Mr. Leff served as a Vice President of Warburg Pincus LLC and served as an

Associate from July 1996 to December 1998. Mr. Leff currently serves as a director of Allos Therapeutics, Inc., InterMune, Inc., Neurogen Corporation and Transkaryotic Therapies, Inc. Mr. Leff received a B.A. in Government from Harvard College and an M.B.A. from Stanford University.

George B. Rathmann, Ph.D., age 77, has served as one of our directors since May 2000. He also served as our Chairman of the Board from December 2000 to April 2005. Since February 2000, Dr. Rathmann has served as Chairman of the Board of Hyseq, Inc., a biotechnology company, and its successor company through merger, Nuvelo, Inc. From May 2000 to March 2001, he served as Chief Executive Officer of Hyseq and, from May 2000 to January 2001, he served as its President. From 1990 to June 2000, Dr. Rathmann served as Chairman of the Board of ICOS Corporation, a biotechnology company, which he co-founded in 1990, and, from 1991 to June 1999, he also served as Chief Executive Officer and President of ICOS. From 1980 to 1990, Dr. Rathmann served as President and Chief Executive Officer of Amgen, Inc., a biopharmaceutical company, which he co-founded in 1980, and, from 1986 to 1990, he also served as Chairman of the Board of Amgen. From 1977 to 1980, Dr. Rathmann served as a Divisional Vice President of Abbott Laboratories, Inc., a health care products manufacturer and, from 1975 to 1977, he served as Director of Research and Development of the Diagnostics Division of Abbott. Dr. Rathmann received a B.S. in Physical Chemistry from Northwestern University and an M.S. and Ph.D. in Physical Chemistry from Princeton University.

Lars Rebien Sørensen, age 50, has served as one of our directors since January 1996. Mr. Sørensen has served as President and Chief Executive Officer of Novo Nordisk A/S, a healthcare company, since November 2000. From 1994 to November 2000, he was a member of Corporate Management at Novo Nordisk A/S. From 1989 to 1994, he served as President, International Operations of the Bioindustrial Group of Novo Nordisk A/S. Mr. Sørensen joined the Enzymes Marketing Department of Novo Nordisk A/S in 1982. He currently serves as a director of Scandinavian Airlines System AB. Mr. Sørensen received a B.Sc. in International Economics from the Copenhagen Business School and an M.A. in Forestry from the Royal Danish Veterinary and Agricultural University.

Nominee to the class of directors whose term will expire at the 2007 annual meeting

James A. Harper, age 57, has served as one of our directors since July 2004. Mr. Harper retired from Eli Lilly and Company, a pharmaceutical company, in July 2004 after 30 years of service. Most recently, from January 2001 to his retirement, Mr. Harper served as Group Vice President and Chief Marketing Officer of Eli Lilly. From July 1994 to January 2001, he served as President, Diabetes and Growth Disorders. He also served as President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc., a medical device company that was a wholly owned subsidiary of Eli Lilly, from 1991 to 1993. Mr. Harper currently serves as a director of Corcept Therapeutics, Inc. and as the Vice Chair of the Board of the American Diabetes Association Research Foundation. Mr. Harper received a B.A. in Biology from Vanderbilt University and an M.B.A. from the Wharton School, University of Pennsylvania.

Nominee to the class of directors whose term will expire at the 2006 annual meeting

David H. MacCallum, age 67, has served as one of our directors since April 2005. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 until November 2001, he was Global Head of Health Care Investment Banking for Salomon Smith Barney, an investment banking firm and division of Citigroup Inc. Prior to joining Salomon Smith Barney, from April 1998 to June 1999, he was Executive Vice President and Head of the Health Care Group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution. Prior to that Mr. MacCallum formed the Life Sciences Group at UBS Securities LLC, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities LLC, he founded the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum currently serves as a director of MannKind Corporation, Vital Signs, Inc. and several privately held companies. Mr. MacCallum received an A.B. from Brown University and an M.B.A. from New York University. He is a Chartered Financial Analyst.

Continuing directors with terms ending in 2006

David I. Hirsh, Ph.D., age 66, has served as one of our directors since November 2000. Dr. Hirsh has served as the Executive Vice President for Research at Columbia University since September 2003. From 1990 to September 2003, he was the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University. From 1984 to 1990, he served as Executive Vice President of Research at Synergen, Inc., a biotechnology company. From 1971 to 1985, he served as a Professor at the University of Colorado. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

Kurt Anker Nielsen, age 59, has served as one of our directors since June 1997. From December 2000 to his retirement in September 2003, Mr. Nielsen served as Co-Chief Executive Officer of Novo A/S. From 1996 to December 2000, he served as Deputy Chief Executive Officer of Novo Nordisk A/S. Mr. Nielsen held numerous positions at Novo Nordisk A/S since joining the company in 1974. From 1989 to December 2000, he served as its Chief Financial Officer; from 1985 to 1989, as Executive Vice President of Corporate Finance; from 1984 to 1985, as Vice President of Corporate Planning and Communications; and from 1977 to 1984, as Head of the Corporate Planning Department. From 1973 to 1974, Mr. Nielsen served as a management consultant at Booz, Allen and Hamilton of Scandinavia, a management consulting firm. From 1972 to 1973, he served as a business economist at Carlsberg A/S, a Danish brewing company. Mr. Nielsen currently serves as a director of Coloplast A/S, DakoCytomation A/S, Norsk Hydro ASA, Novo A/S, Novo Nordisk A/S, Novozymes A/S and TDC A/S. Mr. Nielsen received a B.A. in Economics and an M.A. in Commerce from the Copenhagen Business School.

Continuing directors with terms ending in 2007

Bruce L.A. Carter, Ph.D., age 61, has served as our Chairman of the Board since April 2005, President and Chief Executive Officer since April 1998 and a director since 1987. From 1994 to April 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S. From 1994 to December 1998, Dr. Carter served as Chairman of the Board of ZymoGenetics and, from 1988 to 1994, served as our President. He joined ZymoGenetics in 1986 as Vice President of Research and Development. From 1982 to 1986, Dr. Carter held various positions at G.D. Searle & Co., Ltd., a British pharmaceutical company, including Head, Molecular Genetics. From 1975 to 1982, he was a Lecturer at Trinity College, University of Dublin. Dr. Carter currently serves on the board of Biotechnology Industry Organization (BIO). Dr. Carter received a B.Sc. with Honors in Botany from the University of Nottingham and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

Edward E. Penhoet, Ph.D., age 64, has served as one of our directors since May 2000. Since September 2004, Dr. Penhoet has served as President of the Gordon and Betty Moore Foundation. From July 2002 to September 2004, he served as its Chief Program Officer, Science and Higher Education. Since September 2000, Dr. Penhoet has been a director of the Alta Biopharma II Fund at Alta Partners, a venture capital firm. He served as Dean of the School of Public Health at the University of California, Berkeley from July 1998 to July 2002. From May 1998 to February 2001, Dr. Penhoet served as Vice Chairman of the Board of Chiron Corporation, a biotechnology company, which he co-founded in 1981. From 1981 to May 1998, he served as President, Chief Executive Officer and a director of Chiron. From 1971 to 1981, he was a faculty member in the Department of Biochemistry at the University of California, Berkeley. Dr. Penhoet is a member of the Institute of Medicine of the National Academy of Sciences and currently serves as a director of Chiron, Renovis, Inc. and several privately held companies. In December 2004, Dr. Penhoet was appointed Vice Chair of the Independent Citizen’s Oversight Committee of the California Institute of Regenerative Medicine. Dr. Penhoet received a B.A. in Biology from Stanford University and a Ph.D. in Biochemistry from the University of Washington.

With the exception of Messrs. Harper and MacCallum, all of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk, Inc. will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote its shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares. The current directors designated by Warburg, Pincus Equity Partners and its affiliates are Dr. Hirsh and Mr. Leff and the current directors designated by Novo Nordisk Pharmaceuticals are Messrs. Nielsen and Sørensen.

Information on Committees of the Board of Directors and Meetings

During the last fiscal year, there were six meetings of the Board of Directors. Each of our directors attended at least 75% of the Board meetings and the meetings of the committees on which they served, except for Dr. Rathmann and Mr. Sørensen, who attended 73% and 67% of such meetings, respectively. Other than Dr. Carter, who serves as our President and Chief Executive Officer, and Mr. Sørensen, all of our current directors are “independent” as such term is defined in the Marketplace Rules of the National Association of Securities Dealers (NASD). The Board has a compensation committee, an audit committee and a nominating committee.

Compensation Committee.    The compensation committee reviews the compensation of our executive officers and directors, carries out duties under our incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board of Directors, makes recommendations to the Board regarding these matters, and performs other duties specified in its written committee charter, which is posted on our website at www.zymogenetics.com. The current members of the compensation committee are Edward E. Penhoet (chairman), James A. Harper, Jonathan S. Leff and David H. MacCallum. Each of the members of the compensation committee is independent in accordance with the applicable rules promulgated by the NASD. The compensation committee met four times during the last fiscal year.

Audit Committee.    The audit committee selects and oversees our independent auditors, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our internal controls, reviews filings with the Securities and Exchange Commission (the “Commission”) and other public documents containing our financial statements, and performs other duties specified in its written committee charter, which is posted on our website at www.zymogenetics.com. The current members of the audit committee are Kurt Anker Nielsen (chairman), James A. Harper and David H. MacCallum, all of whom are independent in accordance with the applicable rules promulgated by the Commission and the NASD. The audit committee met nine times during the last fiscal year.

Nominating Committee.    The nominating committee, following consultation with other members of the Board of Directors, makes recommendations to the full Board concerning the size and composition of the Board, evaluates the qualifications of prospective candidates to fill vacancies on the Board and makes recommendations as to particular nominees. The nominating committee considers, in making its recommendations, candidates proposed by the Chief Executive Officer, and within the bounds of practicality or as required by law, by any other senior executive officer, any director or any shareholder of ZymoGenetics. The nominating committee is also responsible for performing other related duties as set forth in its written charter, which is posted on our website at www.zymogenetics.com. The current members of the nominating committee are George B. Rathmann (chairman), Jonathan S. Leff and Kurt Anker Nielsen, all of whom are independent in accordance with applicable rules promulgated by the NASD. The nominating committee met twice during the last fiscal year.

Shareholders may recommend Board of Director nominees to the nominating committee by contacting the Secretary of ZymoGenetics at our executive offices in writing and including the information required by section 3.3 of our bylaws in such communication. The criteria used by the nominating committee in recommending candidates to the full Board include: industry knowledge and experience, particularly in the context of the

Board’s needs; skills; diversity; age; service on other boards; ethical standards and integrity; and independence. It is our policy that the directors who are up for election at the Annual Meeting attend the Annual Meeting. All of the nominees up for election at the 2004 Annual Meeting of Shareholders attended the 2004 Annual Meeting. A total of seven directors attended the 2004 Annual Meeting.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any individual director c/o Secretary, ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102. All communications will be compiled by the Secretary of ZymoGenetics and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

All of our directors, with the exception of Dr. Carter, receive director compensation in the form of annual retainers and meeting fees. The base annual retainer is $10,000 for service as a director, which can increase by up to $10,000 for service on committees or as a chairperson of the Board or a committee. Additionally, each director receives $2,500 per quarterly Board meeting attended. We reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees in addition to the retainers and meeting fees.

Each year, each of our continuing nonemployee directors receives a nonqualified stock option grant of 7,500 shares. Upon the initial election of any new nonemployee director, the director receives a nonqualified stock option grant for 20,000 shares. In both instances, the exercise price is equal to the closing share price on the date of grant and the options fully vest on the date of the next annual meeting, provided that at least five months have passed since the option was granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2005 certain information regarding the beneficial ownership of our common stock by:

•	each person known by ZymoGenetics to beneficially own 5% or more of a class of our common stock;

•	each director of ZymoGenetics;

•	each director nominee;

•	each executive officer of ZymoGenetics for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all directors and executive officers of ZymoGenetics as a group.

Beneficial Owner	Outstanding Shares Beneficially Owned (1)	Percent of Class (2)
Novo Nordisk Biotech Holdings, Inc. (3) 100 College Road West Princeton, NJ 08540	21,759,861	37.7%
Warburg, Pincus Equity Partners, L.P. (4) 466 Lexington Avenue New York, NY 10017	7,223,760	12.5
Wellington Management Company, LLP (5) 75 State Street Boston, MA 02109	4,857,144	8.4
Serono S.A. (6) 15bis, Chemin des Mines, Case Postale 54 CH-1211 Geneva 20 Switzerland	4,611,227	8.0
George B. Rathmann, Ph.D. (7)	768,437	1.3
Bruce L.A. Carter, Ph.D. (8)	1,121,041	1.9
James A. Harper	—	*
David I. Hirsh, Ph.D. (9)	49,055	*
Jonathan S. Leff (10)	7,243,915	12.5
David H. MacCallum	—	*
Kurt Anker Nielsen (11)	20,155	*
Edward E. Penhoet, Ph.D. (11)	157,405	*
Lars Rebien Sørensen (12)	21,780,016	37.7
Frank D. Collins, Ph.D. (11)	223,496	*
James A. Johnson (13)	298,243	*
Jan K. Öhrström, M.D. (11)	279,870	*
Suzanne M. Shema (11)	181,694	*
Mark D. Young, Ph.D. (14)	265,303	*
Directors and executive officers as a group (15 persons) (15)	32,240,133	53.5

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Based on a total of 57,756,805 shares of common stock outstanding as of March 31, 2005.

(3)	The amount shown includes 866,541 shares held by Novo A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S and Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc., of which Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary.

(4)	Warburg, Pincus Equity Partners, L.P. includes three affiliated partnerships. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Equity Partners, L.P., which is managed by Warburg Pincus LLC. Warburg, Pincus Equity Partners, L.P., Warburg, Pincus & Co. and Warburg Pincus LLC have shared voting and dispositive power with respect to these shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Warburg, Pincus Equity Partners, L.P. on February 13, 2003.

(5)	Wellington Management Company, LLP (“WMC”), in its capacity as investment advisor, holds shared voting power with respect to 3,549,387 of the amount of shares shown and shared dispositive power with respect to 4,857,144 of the amount of shares shown. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by WMC on February 14, 2005.

(6)	Serono S.A. holds sole voting and dispositive power with respect to its shares. The information provided in this footnote is based on information contained in a Schedule 13G filed with the Commission by Serono S.A. on October 12, 2004.

(7)	The amount shown includes 496,282 shares held by the Rathmann Family 1989 Revocable Trust. Also included are 272,155 shares subject to options exercisable within 60 days of March 31, 2005.

(8)	The amount shown includes 989,742 shares subject to options exercisable within 60 days of March 31, 2005.

(9)	The amount shown includes 20,155 shares subject to options exercisable within 60 days of March 31, 2005.

(10)	Jonathan S. Leff, one of our directors, is a general partner of Warburg, Pincus & Co. and a managing director and member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. 7,223,760 shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. The amount shown also includes 20,155 shares subject to options exercisable within 60 days of March 31, 2005.

(11)	The amount shown represents shares subject to options exercisable within 60 days of March 31, 2005.

(12)	Mr. Sørensen, one of our directors, is the President and Chief Executive Officer of Novo Nordisk A/S and thus Mr. Sørensen may be deemed to have shared voting and investment power with respect to shares held by Novo Nordisk Biotech Holdings, Inc. and Novo A/S. Mr. Sørensen disclaims beneficial ownership of the shares held by these entities. The amount shown also includes 20,155 shares subject to options exercisable within 60 days of March 31, 2005.

(13)	The amount shown includes 257,324 shares subject to options exercisable within 60 days of March 31, 2005.

(14)	The amount shown includes 264,699 shares subject to options exercisable within 60 days of March 31, 2005.

(15)	The amount shown includes 2,558,508 shares subject to options exercisable within 60 days of March 31, 2005.

EXECUTIVE OFFICERS

The following persons are executive officers of ZymoGenetics and will serve in the capacities noted until June 10, 2005, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the meeting of the Board of Directors to be held on June 10, 2005.

Name	Age	Positions and Offices with ZymoGenetics	Officer Since
Bruce L.A. Carter, Ph.D.	61	President, Chief Executive Officer and Chairman of the Board	1998
Fredrik Henell, M.D., Ph.D.	56	Senior Vice President, Business Development	2003
James A. Johnson	48	Senior Vice President, Chief Financial Officer and Treasurer	2001
Jan K. Öhrström, M.D.	48	Senior Vice President, Commercial Operations	2000
Suzanne M. Shema	47	Senior Vice President, Intellectual Property and Legal Affairs and Secretary	2001
Douglas E. Williams, Ph.D.	47	Executive Vice President, Research and Development and Chief Scientific Officer	2004
Mark D. Young, Ph.D.	54	Senior Vice President, Technical Operations	2001

For a biographical summary of Dr. Carter, see “ELECTION OF DIRECTORS.”

Fredrik Henell, M.D., Ph.D. has served as our Senior Vice President, Business Development since September 2003. From 1998 to August 2003, Dr. Henell served as Vice President, Business Development/M&A at Pharmacia Corporation, a pharmaceutical company. From 1996 to 1998, Dr. Henell served as Vice President, Business Development at Pharmacia & Upjohn for the European market region and, from 1985 through 1996, served in various other capacities at Pharmacia, including Director, Corporate M&A and Senior Researcher. From 1981 through 1985, Dr. Henell conducted research and worked as a clinician at the Department of Pathology, Huddinge University Hospital, Karolinska Institute. Dr. Henell received an M.B.A. from the Stockholm School of Economics and an M.D. and Ph.D. from the Karolinska Institute.

James A. Johnson has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2001. From 1994 to February 2001, Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary at Targeted Genetics Corporation, a biotechnology company. From January 1999 to February 2001, he also served as Senior Vice President, Finance and Administration at Targeted Genetics and, from 1994 to January 1999, he served as its Vice President, Finance. From 1990 to 1994, Mr. Johnson served as Vice President, Finance and, from 1988 to 1990, as Director of Finance at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.

Jan K. Öhrström, M.D. has served as our Senior Vice President, Commercial Operations since November 2004. From January 2000 to November 2004, he served as our Senior Vice President of Development and Chief Medical Officer. From November 1998 to December 1999, Dr. Öhrström served as Director, Worldwide Development Portfolio at Novo Nordisk A/S. From January 1997 to October 1998, he served as Director, Strategic Marketing and, from 1995 to 1996, as Project Director at Novo Nordisk A/S. From 1992 to 1995, he served as Medical Director for Novo Nordisk Pharmaceuticals, Inc. Dr. Öhrström joined the drug development team at Novo Nordisk A/S in 1990. Dr. Öhrström received an M.D. from the University of Copenhagen.

Suzanne M. Shema has served as our Senior Vice President, Intellectual Property and Legal Affairs since April 2003, and as our Secretary since June 2004. Previously, Ms. Shema served as our Vice President, Intellectual Property and Legal Affairs from December 2001 to April 2003 and as Senior Director, Intellectual Property from May 2001 to December 2001. From February 2000 to May 2001, Ms. Shema served as General Counsel at aQuantive, Inc., an Internet advertising company. From July 1998 to February 2000, Ms. Shema served as corporate counsel at ZymoGenetics. From 1991 to March 1998, she served as Associate General Counsel at Research Corporation Technologies, Inc., a technology management company. From 1989 to 1991, Ms. Shema served as Associate General Counsel at NeoRx Corporation, a biotechnology company. From 1985 to

1988, she served as an associate at the law firm of Seed and Berry. Ms. Shema received a B.S. in Chemistry from the University of Texas, an M.S. in Chemistry from the University of Washington and a J.D. from the University of Washington School of Law.

Douglas E. Williams, Ph.D. has served as our Executive Vice President, Research and Development and Chief Scientific Officer since November 2004. From September 2003 to September 2004, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, Inc., a biotechnology company. Previously, he was Head of Health and Strategic Development of Genesis Research & Development Corporation, LTD, a New Zealand biotechnology company, from October 2002 to July 2003. Prior to that, Dr. Williams was Senior Vice President and Washington Site Leader of Amgen, Inc., a biotechnology company, from July 2002 to October 2002, Executive Vice President and Chief Technology Officer at Immunex Corporation, a biotechnology company, from October 1999 until July 2002, and Senior Vice President of Discovery Research at Immunex from October 1994 to October 1999. Dr. Williams serves as a director of Seattle Genetics, Anadys Pharmaceuticals, Inc. and Array BioPharma Inc. Dr. Williams also serves on the scientific advisory board of Symphony Capital, New York, NY. Dr. Williams received a B.S. (magna cum laude) in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Cancer Institute Division.

Mark D. Young, Ph.D. has served as our Senior Vice President, Technical Operations since December 2001. From February 1999 to December 2001, Dr. Young served as Chief Operating Officer at Biomira, Inc., a biotechnology company. From November 1997 to February 1999, he served as a consultant to various biotechnology companies. From 1995 to September 1997, Dr. Young served as Vice President, Technical Operations at Protein Design Labs, Inc., a biotechnology company. From 1985 to 1995, Dr. Young served in various capacities at Synergen, including Executive Vice President, Technical Operations from 1993 to 1995, Vice President, Process Development from 1989 to 1993, and Director, Fermentation Development from 1985 to 1989. Dr. Young received a B.S. in Chemical Engineering from the University of Nebraska, an M.S. in Chemical Engineering from Columbia University and a Ph.D. in Chemical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated as to the Chief Executive Officer of ZymoGenetics, and the four next most highly compensated executive officers based on salary and bonus for the fiscal year ended December 31, 2004, and one other executive officer who would have been included among the four most highly compensated executive officers had he served as an executive officer as of December 31, 2004.

Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation		Securities Underlying Options	All Other Compensation (1)
		Salary	Bonus
Bruce L.A. Carter, Ph.D. President, Chief Executive Officer and Chairman of the Board	2004 2003 2002	$546,074 538,991 529,022	$190,577 75,327 52,500	119,761 — 166,176	$13,975 12,975 24,918

Frank D. Collins, Ph.D. (2) Senior Vice President of Research and Chief Scientific Officer	2004 2003 2002	313,879 303,018 292,325	62,968 45,497 42,728	29,965 40,000 —	14,044 6,298 13,537

James A. Johnson Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	279,006 269,350 259,845	62,969 95,497 84,182	33,465 35,000 —	13,232 9,788 17,328

Jan K. Öhrström, M.D. Senior Vice President, Commercial Operations	2004 2003 2002	278,338 268,711 259,530	62,818 40,346 28,485	29,743 32,500 —	13,278 12,278 20,914

Suzanne M. Shema Senior Vice President, Intellectual Property and Legal Affairs and Secretary	2004 2003 2002	268,020 254,250 216,067	60,489 38,850 22,800	29,678 32,500 —	13,300 12,300 19,400

Mark D. Young, Ph.D. Senior Vice President, Technical Operations	2004 2003 2002	272,037 262,627 254,920	55,256 54,219 30,000	40,842 35,000 —	8,505 7,683 13,564

(1)	All other compensation for 2004 represents employer contributions to our 401(k) retirement plan (Dr. Carter, $13,000; Dr. Collins, $13,000; Mr. Johnson, $13,000; Dr. Öhrström, $13,000; Ms. Shema, $13,000; and Dr. Young, $8,077) and term life insurance premiums (Dr. Carter, $975; Dr. Collins, $1,044; Mr. Johnson, $232; Dr. Öhrström, $278; Ms. Shema, $300; and Dr. Young, $428).

(2)	Dr. Collins retired from his executive officer position effective November 1, 2004.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2004 to the Chief Executive Officer of ZymoGenetics and the five other officers for whom compensation information is reported in this Proxy Statement.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Bruce L.A. Carter, Ph.D.	119,761	5.2%	$17.15	1/7/2014	$1,291,687	$3,273,389
Frank D. Collins, Ph.D.	29,965	1.3%	17.15	1/7/2014	323,189	819,024
James A. Johnson	33,465	1.4%	17.15	1/7/2014	360,938	914,688
Jan K. Öhrström, M.D.	29,743	1.3%	17.15	1/7/2014	320,794	812,956
Suzanne M. Shema	29,678	1.3%	17.15	1/7/2014	320,093	811,179
Mark D. Young, Ph.D.	40,842	1.8%	17.15	1/7/2014	440,503	1,116,321

(1)	The dollar amounts under these columns result from calculations at the 5% and 10% rates required by regulations of the Commission. These dollar amounts are not intended to forecast possible future appreciation, if any, of the common stock price. The information in these columns assumes that all options are exercised at the end of each of their terms. Each option has a ten-year term. Actual gains, if any, on stock option exercises will depend on factors such as the future performance of ZymoGenetics and overall stock market conditions. Accordingly, the amount of any such gains cannot be predicted.

(2)	Based on a total of 2,316,535 options granted to employees during fiscal year 2004.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information as of December 31, 2004 regarding options held by the Chief Executive Officer of ZymoGenetics and the five other officers for whom compensation information is reported in this Proxy Statement.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce L.A. Carter, Ph.D.	—	—	966,552	183,386	$18,952,634	$1,629,602
Frank D. Collins, Ph.D.	80,000	$1,652,784	223,059	54,906	4,354,800	554,734
James A. Johnson.	5,000	100,612	236,436	61,029	4,673,754	614,923
Jan K. Öhrström, M.D.	30,000	577,673	271,655	48,588	5,393,646	426,704
Suzanne M. Shema	—	—	155,427	86,751	2,803,595	1,129,128
Mark D. Young, Ph.D.	—	—	231,311	132,530	4,150,105	1,814,809

(1)	The value of each unexercised in-the-money option at fiscal year-end represents an amount equal to the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2004 ($23.00), minus the per share option exercise price, multiplied by the number of shares underlying the option. An option is in the money if the fair market value of the underlying shares exceeds the exercise price of the option.

Stock Price Performance Graph

The graph below compares the cumulative total shareholder return on ZymoGenetics’ common stock with the cumulative total shareholder return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Biotechnology Index, for the period beginning February 1, 2002, the first day of trading after our initial public offering, and ending on December 31, 2004 (assuming the investment of $100 in ZymoGenetics’ common stock and in each of the other indices on February 1, 2002 and reinvestment of all dividends).

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of ZymoGenetics’ common stock.

	2/1/02	6/30/02	12/31/02	6/30/03	12/31/03	6/30/04	12/31/04
ZymoGenetics, Inc.	100.00	73.50	82.50	97.17	129.17	158.33	191.67
Nasdaq Stock Market (U.S.)	100.00	76.10	69.66	84.50	104.16	106.50	113.35
Nasdaq Biotechnology Index	100.00	65.41	63.70	86.17	92.83	97.35	98.52

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our compensation committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview.    The compensation committee of the Board of Directors is responsible for reviewing the compensation of ZymoGenetics’ executive officers and directors, carrying out duties under ZymoGenetics’ incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board and making recommendations to the Board regarding these matters. The current members of the compensation committee are Edward E. Penhoet, Jonathan S. Leff, James A. Harper, who has served on the committee since his appointment to the Board on July 1, 2004, and David H. MacCallum, who has served on the committee since his appointment to the Board on April 4, 2005. Because Mr. MacCallum did not serve on the committee at any time during 2004, his name does not appear below this report. All of these directors are nonemployee directors of ZymoGenetics within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and meet the independence requirements set forth in the NASD’s Marketplace Rules. The committee reviews with the Board all aspects of compensation for the executive officers.

ZymoGenetics’ approach to executive compensation is to pay competitively to attract qualified, experienced executive personnel capable of leading our company to the achievement of our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives’ financial interests with those of our shareholders.

Executive compensation includes the following components:

•	base salaries that are competitive with salaries paid by other biotechnology companies of comparable size with similar business objectives with which we compete for qualified executives;

•	annual short-term incentives that are structured to encourage executives to focus on achieving important short-term business objectives; and

•	long-term incentives in the form of stock option grants, which provide long-term financial incentives on the same basis as those realized by our shareholders.

The compensation committee performs annual reviews of executive compensation to evaluate its competitiveness and consistency with our compensation approach.

Base Salaries.    Executive officer salary levels are based on a subjective evaluation, considering the executive’s experience level and performance in achieving specific objectives as well as competitive salaries of individuals in similar positions in the biotechnology industry. Base salary ranges are established for each executive officer having a midpoint approximating the median base salary level for comparable positions within the biotechnology industry. Actual base salaries are determined based on each executive’s experience and scope of responsibilities. The base salary of each executive is reviewed biannually to assess its competitiveness with salaries of other biotechnology executives having similar experience and scope of responsibilities. For each executive officer, the salary is subject to a minimum amount pursuant to an employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

In fulfilling its duties, the compensation committee relies on compensation statistics from various sources, including a survey of executive compensation for approximately 500 public and private companies in the biotechnology industry (the Biotech Market Survey). Approximately 36% of the public companies included in this survey are included in the Nasdaq Biotechnology Index, which is included in the Stock Price Performance Graph on page 13 of this Proxy Statement. In 2004, executive officer base salaries were adjusted for a merit and cost-of-living increase based on competitive data from the Biotech Market Survey and other national and regional salary surveys.

Short-Term Incentives.    Executives are eligible for annual short-term incentive awards based on the accomplishment of operating goals and other contributions to the company’s performance for the year. These incentives are awarded as a combination of cash payments and stock option grants. Early each year, the Board of Directors approves overall corporate goals as the basis for short-term incentive awards at the end of the year. For 2004, these corporate goals covered specific accomplishments in clinical development, research, business development and finance. Dr. Carter’s short-term incentive award is determined based on actual company performance versus these goals. Each other executive officer is evaluated on the basis of a series of individualized goals related to his or her area of responsibility, which are supportive of the corporate goals.

Dr. Carter is eligible for a short-term incentive award ranging from 0% to 70% of his base salary, with a target of 45%. The award is paid 50% in cash and 50% as a stock option grant. Each other executive officer is eligible for an award ranging from 0% to 35% of his or her base salary, with a target of 25%. The award is paid 75% in cash and 25% as a stock option grant. The stock options are granted with an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of two years. Target awards may be exceeded in extraordinary circumstances to reward exceptional performance or as a result of provisions contained in an executive’s employment agreement, as described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” Based on exceptional company performance in 2004, short-term incentive awards were granted at the high end of the established ranges.

Long-Term Incentives.    Long-term incentive awards, which consist solely of stock option grants, are a fundamental element in our compensation approach. We believe that stock options are an effective way of emphasizing long-term company performance, rewarding employees for creation of value on the same basis as our shareholders. An executive officer typically receives a stock option grant when he or she joins the company or receives a promotion. In determining the size of an initial option grant, level of responsibility and competitive factors are considered.

Executive officers are eligible for annual stock option grants based on the achievement of individual, team and corporate goals. The compensation committee established target annual award levels for the Chief Executive Officer of 100,000 shares and for the other executive officers of 35,000 shares. These target levels may be exceeded to reward exceptional performance and, correspondingly, performance significantly below expectations may result in no award. Based on exceptional company performance in 2004, long-term incentive awards were granted at the high end of the established ranges. The options granted have an exercise price equal to the fair market value of the common stock on the grant date and vest over a period of four years.

2004 Compensation of the Chief Executive Officer.    In establishing 2004 compensation for the Chief Executive Officer, the compensation committee considered, in part, Dr. Carter’s employment agreement, which is described in this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” The committee also considered Dr. Carter’s overall compensation in comparison to data from the Biotech Market Survey regarding the compensation of other chief executive officers in biotechnology companies of similar size as well as ZymoGenetics’ relative success in achieving corporate goals. Based on this review, Dr. Carter’s salary was increased to reflect cost-of-living adjustments provided by his employment contract.

In January 2005, the compensation committee reviewed Dr. Carter’s accomplishments over the previous year, particularly as they related to the corporate goals described above. The committee concluded that 2004 had been an exceptional year for the company and Dr. Carter should be rewarded for outstanding performance versus corporate goals. Accordingly, the committee awarded Dr. Carter a short-term incentive award of 70% of his base salary, or $381,155, of which 50% was paid in cash and 50% was paid in stock options for the purchase of 19,920 shares of common stock. In addition, Dr. Carter was awarded options to purchase 150,000 shares of common stock as a long-term incentive award. Dr. Carter was also awarded options to purchase 50,000 shares of common stock in connection with entering into an Amended and Restated Employment Agreement, dated February 3, 2005.

Section 162(m) Limitations on Executive Compensation.    Compensation payments in excess of $1 million to each of the Chief Executive Officer and the five other most highly compensated executive officers are subject to a limitation on deductibility for ZymoGenetics under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The compensation committee does not expect cash compensation in 2005 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. ZymoGenetics’ 2001 stock incentive plan is designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the compensation committee of ZymoGenetics’ Board of Directors.

Edward E. Penhoet (chairman)

James A. Harper

Jonathan S. Leff

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the company’s financial statements and the reporting process, including the systems of internal control over financial reporting. The audit committee monitors the company’s financial reporting processes and systems of internal control over financial reporting.

The current members of the audit committee are Kurt Anker Nielsen, James A. Harper and David H. MacCallum. Messrs. Harper and MacCallum replaced Edward E. Penhoet and George B. Rathmann as committee members effective April 4, 2005. Because Messrs. Harper and MacCallum did not serve on the committee at any time during fiscal year 2004, their names do not appear below this report. Because Messrs. Penhoet and Rathmann served on the committee during the entire fiscal year 2004, their names do appear below this report.

All of the members of the audit committee of the Board of Directors are independent in accordance with applicable rules promulgated by the Commission and the NASD. Each member is able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement. The Board has determined that Mr. Nielsen is an “audit committee financial expert” as defined in Section 401(h) of Regulation S-K promulgated by the Commission.

The Board of Directors has adopted a written audit committee charter, which was amended in March 2004. The audit committee has reviewed and discussed with ZymoGenetics’ management and independent auditors the audited financial statements for fiscal year 2004 and management’s assessment of internal controls over financial reporting as of December 31, 2004. In addition, the committee has discussed with ZymoGenetics’ independent auditors the matters required to be discussed by SAS 61 (Codification of Statement on Auditing Standards, AU Section 380). The committee also has received the written disclosures and the letter from ZymoGenetics’ independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the reviews and discussions referenced above, the committee recommended to ZymoGenetics’ Board that the audited financial statements for fiscal year 2004 be included in ZymoGenetics’ Annual Report on Form 10-K for fiscal year 2004.

Audit Committee

Kurt Anker Nielsen (chairman)

Edward E. Penhoet

George B. Rathmann

CERTAIN TRANSACTIONS

Transactions with Novo Nordisk

Lars Rebien Sørensen, one of our directors, is President and Chief Executive Officer of Novo Nordisk A/S. Novo A/S is the controlling shareholder of Novo Nordisk A/S. Novo Nordisk A/S is the parent company of Novo Nordisk of North America, Inc., which is the parent company of Novo Nordisk, Inc. (formerly Novo Nordisk Pharmaceuticals, Inc.). Novo Nordisk Biotech Holdings, Inc. is a wholly owned subsidiary of Novo Nordisk, Inc. Novo Nordisk Biotech Holdings, Inc. and Novo A/S hold, in the aggregate, approximately 38% of our common stock. We have entered into the following agreements with Novo Nordisk entities.

Option and License Agreement.    Pursuant to an option and license agreement, effective November 10, 2000, we granted Novo Nordisk A/S options to license an unlimited number of proteins discovered by us after August 25, 1995 that modulate the activity of insulin-producing beta cells, which are involved in diabetes, a core business focus of Novo Nordisk A/S. In addition, we granted Novo Nordisk A/S options to license up to the greater of eight proteins or 25% of all proteins discovered by us after August 25, 1995, other than those related to beta cells. Novo Nordisk A/S paid us $7.5 million per year for an initial term of four years, with the right to extend this agreement for two additional years. In 2004, Novo Nordisk A/S exercised its right to extend this agreement for two additional years, giving it the right to license any beta-cell proteins plus four additional proteins through November 10, 2006 and requiring it to pay us $7.5 million per year. Any license we grant to Novo Nordisk A/S under this agreement, other than a license relating to beta-cell proteins, will be worldwide, except for North America. Any license relating to beta-cell proteins that we grant to Novo Nordisk A/S will be worldwide. Novo Nordisk A/S has the option at several points during the research and development phase of a particular protein to (1) extend the option by paying an extension fee and agreeing to pay a portion of the research and development costs, (2) exercise the option and take a license, or (3) decline to exercise or extend the option, thereby forgoing any and all future rights to the protein. Upon the exercise of an option by Novo Nordisk A/S, we will negotiate a license agreement containing certain predetermined terms. Initial payments and milestone payments for each protein licensed could total approximately $20 million, regardless of the point at which the protein is licensed. Upfront and milestone payments for beta-cell proteins licensed could total up to approximately $28 million. Royalty rates will be lowest if the option to license is exercised during the early development stages, and will increase substantially each time an option is extended. To date, Novo Nordisk A/S has exercised options to license six proteins. In connection with this agreement, Novo Nordisk A/S paid us $13.8 million in the year ended December 31, 2004.

Collaborative Agreement for IL-21.    Effective December 14, 2002, we entered into an agreement pursuant to which we worked collaboratively with Novo Nordisk A/S up to the filing of an investigational new drug application (IND) in the United States for interleukin-21 (IL-21), which occurred in April 2004. Under the terms of this agreement, we provided Novo Nordisk A/S access and rights to all data, intellectual property and other information generated subsequent to August 21, 2001, the date on which Novo Nordisk A/S licensed the rights to IL-21 outside North America pursuant to the Option and License Agreement. We also agreed to negotiate in good faith toward a further agreement involving collaborative development through filing for regulatory approval of IL-21. Under the terms of this agreement, Novo Nordisk A/S agreed to reimburse us for a portion of the costs we incurred during the period from August 21, 2001 through December 31, 2002, subject to our meeting certain demonstration requirements. We also agreed to share equally the costs related to the IL-21 development program incurred beginning January 1, 2003 through the date of the IND filing. Novo Nordisk A/S also agreed to pay us an increased royalty on its sales of IL-21 outside North America. In connection with this agreement, Novo Nordisk A/S paid us $38,000 in the year ended December 31, 2004.

IL-20 License Agreement.    Effective January 1, 2004, we entered into an agreement under which we granted to Novo Nordisk A/S an exclusive license in North America to our patents and know-how related to interleukin-20 (IL-20). We received an upfront nonrefundable, noncreditable license fee of $4 million in 2004, and we are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Recombinant Factor XIII License Agreement.    We entered into an agreement with Novo Nordisk A/S and Novo Nordisk Health Care AG, effective as of October 4, 2004, under which we granted an exclusive worldwide license to our patents and know-how related to recombinant Factor XIII (rFactor XIII). We also transferred a significant body of information, experimental results, manufacturing methods and materials under the agreement. In the year ended December 31, 2004, we received an upfront nonrefundable, noncreditable fee of $13 million, plus an additional $2 million for the purchase of rFactor XIII product available for use in clinical testing. We are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Human Glucagon/Analogues of Human Glucagon Agreement.    Effective as of September 28, 2000, we amended and restated an earlier agreement with Novo Industri A/S (a predecessor corporation to Novo Nordisk A/S) relating to human glucagon and analogues of human glucagon, granting Novo Industri A/S a license to substantially all of our rights to technology relating to human glucagon and analogues of human glucagon. Under this amended and restated agreement, we are entitled to royalties based on Novo Industri A/S’s aggregate net sales of products produced using this technology. In connection with this amended and restated agreement, we recorded royalty revenues of approximately $1.2 million for the year ended December 31, 2004.

Insulin Agreement.    We entered into an agreement with Novo Industri A/S, effective as of August 6, 1982, granting Novo Industri A/S a perpetual, exclusive, irrevocable, worldwide license to our technology relating to human insulin and human pro-insulin. Under this agreement, we earn milestone payments and royalties based on the manufacturing cost savings generated by Novo Industri A/S using the licensed technology. In connection with this agreement, we recorded royalty revenues of approximately $6.7 million for the year ended December 31, 2004.

Platelet-Derived Growth Factor Royalty Agreement.    Novo Nordisk A/S assigned to us its rights to receive royalties under a license agreement relating to platelet-derived growth factor with Johnson & Johnson and Chiron Corporation, originally dated January 18, 1994. Royalties under this agreement totaled approximately $1.9 million for the year ended December 31, 2004.

Transactions with Serono S.A.

Serono S.A. and related entities, in the aggregate, hold approximately 8.0% of our common stock. We have entered into the following agreements with Serono entities.

Collaborative Development and Marketing Agreement.    Effective August 30, 2001, we entered into an agreement with Ares Trading S.A., a wholly owned subsidiary of Serono, pursuant to which we are collaborating with Serono to develop products based on two receptors, TACI and BCMA. We are entitled to receive milestone payments of up to $52.5 million, of which $10 million has been received to date, in connection with the development and approval of products under this agreement. We share research and development expenses worldwide, with the exception of Japan, where Serono is responsible for all expenses. We have an option to co-promote products with Serono in North America, and we share both commercialization expenses and profits equally. Serono has exclusive rights to market and sell products in the remainder of the world, on which we are entitled to royalties. In connection with this agreement, we made net payments to Serono for reimbursement of research and development costs totaling $5.2 million in 2004.

Strategic Alliance Agreement.    Effective October 12, 2004, we entered into a collaborative research, development and commercialization agreement with Serono S.A. As consideration for signing this agreement, we received a one-time, upfront, nonrefundable, noncreditable fee of $20 million in 2004. Under the terms of this agreement, the companies will jointly fund and conduct research on certain protein candidates that we discovered. For a period of five years, Serono has an option to license proteins designated as development candidates within the scope of the alliance. We have the right, but not the obligation, to co-develop such protein candidates within the United States. For each protein licensed or co-developed by Serono, we will receive an upfront fee plus potential milestone payments, royalties and, if co-developed, profit sharing.

Stock Purchase Agreement.    In connection with the Strategic Alliance Agreement, effective October 12, 2004, we issued and sold to Serono B.V. 3,176,620 shares of common stock at a price per share of $15.74, for an aggregate purchase price of $50 million. As part of this agreement, Serono entered into lockup and standstill agreements.

Exclusive License Agreement Relating to FGF18.    Effective October 12, 2004, we entered into an agreement under which we granted to Serono an exclusive worldwide license to our patents and know-how related to fibroblast growth factor-18 (FGF18). We received an upfront nonrefundable, noncreditable license fee of $5 million in 2004, and are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Exclusive License Agreement Relating to IL-22RA.    Effective October 12, 2004, we entered into an agreement under which we granted to Serono an exclusive worldwide license to our patents and know-how related to interleukin-22 receptor subunit alpha (IL-22RA). We received an upfront nonrefundable, noncreditable license fee of $4 million in 2004, and are eligible to receive milestone payments based on the achievement of development milestones and royalties on sales of any resulting products.

Co-Development/Co-Promotion and License Agreement Relating to IL-31.    Effective October 12, 2004, we entered into an agreement with Serono, pursuant to which we are collaborating to develop products based on interleukin-31 (IL-31). We share research and development expenses worldwide, with the exception of Japan, where Serono is responsible for all expenses. We have an option to co-promote products with Serono in the United States, and we share both commercialization expenses and profits equally. Serono has exclusive rights to market and sell products in the remainder of North America, on which we are entitled to receive royalties. In connection with this agreement, we received an upfront payment of $2.25 million in 2004, and are entitled to receive potential milestone payments based on development milestones.

Other Transactions

Loans to Executive Officers.    On September 14, 2001, we made loans of $400,000 to Bruce L.A. Carter, our President, Chief Executive Officer and Chairman of the Board, and $150,000 to James A. Johnson, our Senior Vice President, Chief Financial Officer and Treasurer, pursuant to promissory notes in connection with the purchase of shares of common stock upon the exercise of stock options by Dr. Carter and Mr. Johnson. Until repayment in 2004, the loans bore interest at a rate equal to the applicable federal rate. This interest was nonrefundable and nonprepayable. All outstanding principal on the notes was payable on the three-year anniversary of the notes, with accrued interest payable annually on each anniversary of the notes. Each of these loans was secured by a pledge of the shares of common stock issued in connection with the extension of the loan. Each of the executives’ personal liability was limited to 50% of the original principal amount of the note and 100% of the accrued interest and costs, including attorneys’ fees, due under the note. The maximum aggregate amount of principal and interest outstanding under the loan to Dr. Carter in fiscal year 2004 was $415,280. The maximum aggregate amount of principal and interest outstanding under the loan to Mr. Johnson in fiscal year 2004 was $155,730.

In June 2004, the Board of Directors approved an offer to accept shares of our common stock in repayment of the loans on or before July 15, 2004. The shares were to have an aggregate fair market value equal to the outstanding principal and interest through the maturity date of the respective notes, based on the closing price of the common stock on the date the executive’s request to repay in shares was approved. Dr. Carter and Mr. Johnson tendered 24,201 and 8,581 shares of common stock, respectively, in full repayment of the outstanding principal and interest under their loans.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Employment Agreements

In November 2000, Bruce L.A. Carter entered into a four-year employment agreement to serve as our President and Chief Executive Officer. In February 2005, the agreement was amended and restated. The term of the agreement automatically extends daily so that the remaining term of the agreement is always two years. We or Dr. Carter may terminate the automatic extension mechanism at any time by written notice to the other party. The agreement as amended provides for an initial annual salary of $583,167, which is subject to annual cost-of-living adjustments, and a one-time option grant to purchase 50,000 shares of common stock. The agreement also provides that future stock options granted to Dr. Carter will provide that he will have three years to exercise after retirement the portion of any stock options that are vested at the time of retirement, subject to earlier termination of the stock options due to expiration or the provisions of the plan under which the stock options are granted. The agreement provides that we may terminate Dr. Carter at any time with or without cause. However, in the event Dr. Carter is terminated without cause or terminates his employment for good reason, we must pay him severance benefits, including (1) his then current annual salary for a period of two years, which amounts are payable in a discounted lump sum at Dr. Carter’s request, (2) any accrued but unpaid bonus and benefits, and (3) continued health care benefits for Dr. Carter and his dependents for a period of two years or until substantially the same benefits are provided to him by another employer. Under the agreement, good reason is defined to include our failure to obtain written assumption of our obligations under the agreement by any successor to all or substantially all of our assets or the occurrence of a change in control following which Dr. Carter ceases to hold the position of President and Chief Executive Officer of the parent or combined entity resulting from such change in control. Under the agreement, cause is defined to include Dr. Carter’s conviction of, or plea of guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud or his engagement in gross neglect or gross misconduct, or habitual misuse of drugs or alcohol, resulting in material injury to our business or reputation. In addition, all stock options, restricted stock and performance shares held by Dr. Carter will immediately vest if (1) he is terminated without cause or he terminates his employment for good reason following a change in control or (2) his employment is terminated as a result of his death or his inability to perform his duties because of physical or mental illness or disability. Dr. Carter’s employment agreement also includes a one-year noncompetition provision and a two-year nonsolicitation provision.

For purposes of Dr. Carter’s employment agreement, a change in control is deemed to happen upon the occurrence of the following events:

•	a merger, reorganization or sale or other disposition of all or substantially all of our assets as a result of which (1) our shareholders hold 50% or less of the outstanding common stock of the surviving entity, (2) our shareholders hold 50% or less of the combined voting power of the outstanding voting securities of the surviving entity, (3) a single shareholder or group of affiliated shareholders holds more than 50% of the outstanding common stock of the surviving entity, (4) a single shareholder or group of affiliated shareholders holds more than 50% of the combined voting power of the outstanding voting securities of the surviving entity, or (5) less than a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•	approval by our shareholders of a complete liquidation or dissolution of ZymoGenetics.

Frank D. Collins, James A. Johnson, Jan K. Öhrström, Suzanne M. Shema and Mark D. Young each entered into a two-year employment agreement, which will automatically renew for successive one-year terms until notice of termination has been provided by either the executive or us. Dr. Collins and Mr. Johnson entered into their agreements in April 2001; Dr. Öhrström entered into his agreement in March 2001; Ms. Shema entered into her agreement in February 2002; and Dr. Young entered into his agreement in January 2002. Dr. Collins’ employment agreement provided for an annual salary of $270,000. Mr. Johnson’s employment agreement provides for an initial annual salary of $240,000; Dr. Öhrström’s employment agreement provides for an initial annual salary of $221,550; Ms. Shema’s employment agreement provides for an initial annual salary of

$190,000; and Dr. Young’s employment agreement provides for an initial annual salary of $250,000. Mr. Johnson’s agreement also provided for a bonus of $100,000, one half of which was earned upon completion of our initial public offering in February 2002 and the other half on the one-year anniversary of such event. Each employment agreement provides that we may terminate the executive at any time with or without cause. However, in the event the executive is terminated without cause or terminates his or her employment for good reason, we must pay severance benefits, including (1) payments of the executive’s then current annual base salary for 12 months and (2) accrued but unpaid base salary. Under each agreement, good reason is defined to include the requirement by a successor company that the executive relocate his or her principal place of employment to a location more than 50 miles from the principal place of employment where the executive was employed or our failure to obtain an agreement from a successor company to assume and perform the obligations of such executive’s employment agreement. Under each agreement, cause is defined to include the executive’s willful misconduct, insubordination or dishonesty in the performance of his or her duties that results in a material adverse effect on us, willful actions or intentional failures to act made in bad faith by the executive that materially impair our business or reputation, conviction of a felony involving an act of dishonesty, moral turpitude or fraud or material violation of the executive’s inventions agreement with us. Each executive’s employment agreement also includes a one-year noncompetition provision and a one-year nonsolicitation provision. Dr. Collins terminated his agreement upon his retirement in November 2004 from his position as Senior Vice President of Research and Chief Scientific Officer.

Change-in-Control Provisions Under the Amended and Restated 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan

If a corporate transaction specified in our amended and restated 2000 stock incentive plan or our 2001 stock incentive plan, such as a merger or sale of ZymoGenetics or a sale of all or substantially all of ZymoGenetics’ securities or assets (other than a transfer to a majority-owned subsidiary), occurs, then, unless individual agreements provide otherwise, each outstanding award under the applicable plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. If option vesting is accelerated, any rights of repurchase we hold applicable to the stock issued upon exercise of any unvested options will lapse. Any option or stock award a participant holds that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the participant’s employment or services are terminated by the successor corporation without cause within one year after the corporate transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the officers, directors and persons who own more than 10% of a registered class of equity securities of ZymoGenetics to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% beneficial owners are required by Commission regulations to furnish ZymoGenetics with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, ZymoGenetics believes that during 2004 all filing requirements required by Section 16(a) applicable to our officers, directors and greater-than-10% beneficial owners were complied with by such persons.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors selected PricewaterhouseCoopers LLP, independent registered public accountants, to act as independent auditor of ZymoGenetics for fiscal year 2004. PricewaterhouseCoopers LLP, including its predecessor firm Price Waterhouse LLC, has been the auditor of ZymoGenetics since 1988. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

The aggregate fees and expenses billed for professional services rendered by PricewaterhouseCoopers LLP with respect to fiscal years 2004 and 2003 were as follows:

		2004	2003
(1)	Audit Fees (including services provided in connection with the 2003 follow-on public offering)	$369,235	$226,700
(2)	Audit-Related Fees	$—	$—
(3)	Tax Fees (for work relating to review of tax returns and research of various tax matters)	$9,158	$10,351
(4)	All Other Fees (for accounting website access fee)	$1,500	$—

The audit committee has established a policy requiring its review and pre-approval of all audit services and permitted nonaudit services to be performed by our independent auditors. The policy allows the audit committee to delegate pre-approval authority to one or more audit committee members, who would be required to present any decision made pursuant to this delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and nonaudit services to be performed by our independent auditors. All of the services provided by PricewaterhouseCoopers LLP in 2004 under items (2) through (4) in the above table were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and Form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the ZymoGenetics 2006 Annual Meeting of Shareholders must give notice of the proposal to ZymoGenetics no later than January 3, 2006 to be considered for inclusion in the Proxy Statement and Form of Proxy relating to that meeting. Shareholders that intend to present a proposal at the 2006 Annual Meeting that will not be included in the Proxy Statement and Form of Proxy must give notice of the proposal to ZymoGenetics not earlier than March 12, 2006 and not later than April 11, 2006. However, if the date of the 2006 Annual Meeting is earlier than May 11, 2006 or later than July 10, 2006, notice of a proposal must be received by ZymoGenetics by the later of the 90th day prior to the 2006 Annual Meeting or the tenth day following the day on which the notice of the date of the meeting was mailed or the day on which public announcement of such meeting was made. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by ZymoGenetics for the 2006 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. In addition, our bylaws provide that any matter to be presented at the 2006 Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such a meeting pursuant to the bylaws. Receipt by ZymoGenetics of a proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2006 Annual Meeting because there are other relevant requirements in the Commission’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the ZymoGenetics 2004 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, Form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102.

ZymoGenetics has adopted a code of ethics applicable to its Chief Executive Officer, chief financial officer and persons performing similar functions. A copy of the code of ethics is available on our website at www.zymogenetics.com.

THE ANNUAL REPORT OF ZYMOGENETICS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE COMMISSION, IS INCLUDED IN THE ZYMOGENETICS 2004 ANNUAL REPORT TO SHAREHOLDERS.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce L.A. Carter, Ph.D.

President, Chief Executive Officer

and Chairman of the Board

Seattle, Washington

May 3, 2005

PROXY

ZYMOGENETICS, INC.

This Proxy is solicited by the Board of Directors for the

Annual Meeting of Shareholders – June 10, 2005

The undersigned shareholder of ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”), hereby appoints

Bruce L. A. Carter, Ph.D. and James A. Johnson and each of them as proxies with full power of substitution, to represent and vote as designated all shares of common stock of ZymoGenetics held of record by the undersigned on April 26, 2005 at the Annual Meeting of Shareholders of ZymoGenetics to be held at the headquarters of ZymoGenetics, 1201 Eastlake Avenue East, Seattle, Washington 98102, at 8:00 a.m. on Friday, June 10, 2005, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE

PROVIDED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS

PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

IMPORTANT—PLEASE DATE AND SIGN ON THE OTHER SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side) Fold and detach here.

The Board of Directors recommends a vote “FOR” all Nominees in Item 1. Mark Here for Address

Change or

Comments

PLEASE SEE REVERSE SIDE

(1) ELECTION OF DIRECTORS

Nominees:

01. Jonathan S. Leff – Three-year term (expiring at the 2008 Annual Meeting of Shareholders)

02. George B. Rathmann, Ph.D. – Three-year term (expiring at the 2008 Annual Meeting of Shareholders)

03. Lars Rebien Sørensen – Three-year term (expiring at the 2008 Annual Meeting of Shareholders)

04. James A. Harper – Two-year term (expiring at the 2007 Annual Meeting of Shareholders)

05. David H. MacCallum – One-year term (expiring at the 2006 Annual Meeting of Shareholders)

FOR all nominees except as noted in the following space:

FOR all Nominees

WITHHOLD AUTHORITY to vote for all Nominees

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature Signature Date

Please sign exactly as your name appears hereon. If your shares are held by two or more persons, each should sign. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc., and give his or her title.

Fold and detach here.